EXHIBIT 99.1

December 15, 2016

Dear Fellow Shareholders,

When I joined the Company in July, 2015, I came to realize that despite making some of the best soups in the world, it appeared that a re-set of the Company was in order. Over the past year we compiled and analyzed selling data down to the individual store level at certain accounts. This led us to simplify our distribution model to focus on our wholesale Tetra Pak business and increase our marketing and promotional efforts at certain key wholesale accounts such as Kroger. Our analysis further suggested that we increase our product offerings in Tetra Pak, thus leading to the development of our new Shrimp Bisque. In our view, the ready-to-serve soup category lacked sufficient seafood varieties and we are filling that void with Lobster Bisque, Crab Corn Chowder, Jambalaya and Shrimp Bisque. Currently, we now have 7 varieties of our soup in grocery stores with more to come in 2017.

As a result of these efforts over the past year, we have gained increased acceptance of our brand and product in more grocery chains and stores than ever before. Presently, we are selling our soups in 17 ounce Tetra Pak cartons in 6,500 grocery stores. It is quite extraordinary for a company of our size to be in as many grocery locations as we are, including such prestigious national retailers as Kroger, Costco, Safeway, Albertson’s, Publix, Wegman’s, HEB, Shoprite, Acme, Shaw’s, and Winn Dixie and fine regional chains including Heinen’s, Fairway and Big Y. In 2017, we expect to add additional national and regional chains and as I mention below, add additional channels of distribution.

Establishing a broader base of retailers is only the first step in generating higher revenues. Increased marketing and promotional efforts has led to faster inventory turns which has led to more product on the shelf. As you know, we compete for shelf space at grocery against the largest companies in the industry with much larger marketing budgets than ours, yet we are gaining shelf space around the country because of increased brand awareness on the part of the consumer, the quality, consistency and taste of our product, and the greater variety of product offerings that we are selling now versus 18 months ago. All of this has resulted in a 92% increase in our wholesale Tetra Pak revenues year over the prior year.

By analyzing selling metrics at key accounts across the country, we plan to further increase our core product offerings and add other related products to our lineup, such as bone broths in 2017. We believe bone broths are a natural extension of our brand and will be well-received by consumers, especially millennials, as this category is trending positively on sites such as Amazon and ThriveMarket.com. Keep in mind that new product development is costly and we must always weigh the potential benefit of new products against the development and placement costs. Nonetheless, since we have repositioned our company over the past 12 months through re-setting our business model and raising capital, we are able to judiciously develop new core products and line extension products for distribution in 2017.

Another key initiative for 2017 is to expand our channels of distribution to include convenience stores. Currently, there are approximately 150,000 convenience stores in the country. Many of them sell grocery items including soup and several chains also sell hot soup in kettles. This represents a fresh opportunity for us which we are actively pursuing in conjunction with a Madison, Wisconsin-based fixturing company, Food Concepts Inc. (www.foodconcepts.com). FCI designs and manufactures fixtures for many of the largest convenience store chains in the country including Circle K. We have jointly developed a new branded “Soupman” display fixture to feature our best sellers in new 10 ounce single-serve Tetra cartons. The display will also house new, proprietary, custom “Soupman” cups so that our soups can be eaten without a spoon and will fit in a car cup holder. We have reformulated some of our soups so that they are drinkable and may be consumed easily in a cup/lid format. This past October, we met with some of the largest national and regional distributors and convenience store operators at the NACS show in Atlanta and our product and brand were well received. The demand from the industry for our product in this format is strong and we will be shipping our first orders in early 2017.

In addition, in 2017 we intend to actively pursue distribution of our product in bulk packaging to national restaurant chains, college campuses, stadiums and other food service venues. This has been an under-exploited channel for us and represents future growth. Early tests in this channel, particularly in a certain national restaurant chain, have been very successful and we expect to expand this test in the near future.

When I started at the Company 15 months ago, our quarter over quarter revenues were downward trending. I am pleased to report that over the past four quarters we have reversed that trend and our revenues are comping up by an average of 92% per quarter over the same quarter last year and by 57% over the quarter immediately preceding. We believe that this positive trend is primarily due to three factors: (i) utilizing targeted marketing and promotions, including the actor, Larry Thomas, who played the “Soupman” on “Seinfeld”, to raise our brand’s awareness and drive increased order demand; (ii) increasing our distribution in the past 12-16 months to add Kroger, Costco, Shoprite, Winn Dixie, Acme, Shaws, Heinens and Fairway, all of whom have placed our product front and center in the soup aisle next to Campbells and Progresso; and (iii) adding new product varieties into the mix that have performed well at retail such as Shrimp Bisque. It is our belief that if we continue to aggressively expand our product offerings and correlate price and value, coupled with effective, targeted marketing and promotions, we will achieve positive operating margins in 2017.

2016 was a year in which we focused primarily on driving revenues in our wholesale Tetra business and re-establishing our brand at grocery. As some of you may recall, the Company’s revenues had dramatically declined in 2015 from the prior year so the Company’s re-set was based upon first, re-establishing and strengthening our relationships with our grocery partners. In 2016 we explored different approaches to marketing, promoting, branding and new product development, discarding the cost-ineffective methodologies and practices along the way and incorporating the positive teachings into our plan for 2017. As we transition into 2017, we plan to aggressively and efficiently market our products to drive brand awareness but in a more cost-effective way, such as in-store radio. We developed a 30 second commercial utilizing our brand heritage to play in grocery stores and the early results across a number of accounts are very encouraging.

Similarly, we also plan to immediately begin significant cost-cutting measures in all areas of the business. We recognize that our goal must be to lower our operating costs at the same time that we are driving revenues.

Generating positive earnings per share is our ultimate goal. While EPS is greatly affected by the number of shares outstanding and the original issue discount associated with that, as well as several other accounting algorithms, as mentioned, we are turning our attention to streamlining our operations while increasing revenues. As revenues increase, gross margins should improve through lower per unit ingredient costs and lower freight expense due to shipping full pallets. Expect a leaner company with higher revenues and improved gross profit in 2017.

Starting immediately with this letter, we are going to provide more transparency into the business than ever before. In that regard, set forth below is our current revenue expectation for our Tetra product at grocery on an unaudited basis for the first fiscal quarter of 2017 compared to the same quarter in 2016. We expect to issue our actual information for the quarter by January 14, 2017.

First Quarter 2017	$925,000	First Quarter 2016	$425,654	Increase - 117%

It is for these reasons that we believe that the current stock price does not adequately reflect fair value.

I joined the Company 15 months ago because, in my view, the opportunity for a company with soup as good as ours was overwhelmingly obvious. That opportunity for our Company to succeed has never been greater than it is today.

I will be communicating with you directly each month through a monthly letter, providing you with our latest updates, both positive and otherwise. I encourage you to contact me directly by email at jamie@originalsoupman.com with any questions or comments you may have. Thank you and looking forward to a great 2017!

Sincerely,
Jamie Karson
Chairman and CEO

This letter may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include statements regarding our plan for 2017, current revenue expectation for Q1 2017 and ability to continue to grow Soupman's brand presence. All forward-looking statements in this letter release are made as of the date of this letter, and the Company assumes no obligation to update these forward-looking statements other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements, such as our ability to implement our plan for 2017, accounting adjustments to be made in connection with the Q1 review, our ability to continue to grow our brand presence and the risk factors discussed in the Business and Management's Discussion and Analysis sections in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K.